Exhibit 99.1

HOUSTON AMERICAN ENERGY APPOINTS
RICHARD J. HOWE, PH.D. AS DIRECTOR

Houston, Texas – March 16, 2011 – Houston American Energy Corp. (NYSE Amex: HUSA) today announced the appointment of Richard J. Howe, Ph.D.  as a Class A Director of the Company and as a member of the Company’s Audit Committee and Compensation Committee.

Dr. Howe brings to Houston American Energy 50 + years of oil and gas industry experience. Dr. Howe began his energy career at Shell Oil Company where he designed and built offshore mobile drilling units and production platforms.  During Dr. Howe’s time with Shell, he was one of the founding Directors of the Offshore Technology Conference (“OTC”), which is now the world’s foremost event for the development of offshore oil and gas resources.

After leaving Shell Oil Company, Dr. Howe spent 20 years with Exxon where he was responsible for Exxon’s oil production in Lake Maracaibo, Venezuela.  Upon leaving Venezuela, Dr. Howe became General Manager of oil and gas drilling and production research for Exxon worldwide.  His final assignment with Exxon was as Public Relations Manager.  Upon leaving Exxon, Dr. Howe joined Pennzoil where he served as President and Chief Operating Officer until his retirement.

John F. Terwilliger, Chairman and CEO of Houston American Energy, stated, “Dr. Howe has an amazing history and background in the oil and gas business and brings to Houston American Energy a comprehensive understanding of the industry.  We are very proud to have him serve as a Director of Houston American Energy and believe that Dr. Howe will prove to be a highly valuable asset for our Company going forward.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

For additional information, view the Company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.